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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Prosperity Bancshares, Inc. on Form S-4 of our report dated February 11, 2000 (except for
Note 18 as to which the date is November 8, 2000) on the consolidated financial statements of Commercial Bancshares, Inc., appearing in the joint proxy statement-prospectus, which is part of such Registration Statement. We also consent to the references to us under the headings "Selected Historical Consolidated Financial Data of Commercial" and "Experts" in such joint proxy statement-prospectus.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Houston, Texas
December 20, 2000